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                                                               EXHIBIT (a)(1)(H)

FOR IMMEDIATE RELEASE

               CONOCO CANADA RESOURCES COMMENCES TENDER OFFER FOR
                                 GULF INDONESIA

                          OFFER TO EXPIRE JULY 19, 2002

Calgary, Canada and Jakarta, Indonesia, June 12, 2002 -- Conoco Canada Resources Limited, a wholly owned subsidiary of Conoco Inc. (NYSE: COC), and Gulf Indonesia Resources Limited (NYSE: GRL) announced today that Conoco Canada has commenced a takeover bid ("the Offer") for all of the outstanding shares of Gulf Indonesia not owned by Conoco Canada at a price of U.S.$13.25 per common share in cash pursuant to the definitive Support Agreement entered into by Conoco, Conoco Canada and Gulf Indonesia and announced on June 10, 2002.

The Board of Directors of Gulf Indonesia and a committee of independent directors of Gulf Indonesia (the "Independent Committee") have (i) approved the Offer and the Support Agreement and (ii) determined that the Offer is fair to the shareholders of Gulf Indonesia (other than Conoco Canada). The Board of Directors of Gulf Indonesia and the Independent Committee recommend that shareholders of Gulf Indonesia accept the Offer and tender their shares in the Offer.

The Offer represents a 23 percent premium to the closing price of Gulf Indonesia common shares on May 24, 2002, the last trading day prior to the announcement of the Offer, and a 21 percent premium over Gulf Indonesia's average closing price for the 30 days prior to, and including, May 24, 2002. The Offer also represents a 74 percent premium over Gulf Indonesia's closing price on May 25, 2001, one day prior to the date Conoco publicly announced its acquisition of Gulf Indonesia's parent, Conoco Canada, formerly Gulf Canada Resources Limited, which at that point held approximately 72 percent of the outstanding common shares of Gulf Indonesia.

The Offer is scheduled to expire at 6:00 p.m. New York time, July 19, 2002, unless the Offer is extended.

The Offer will be governed by U.S. and Canadian securities laws. Copies of the offer to purchase and other offering documents filed with the U.S. Securities and Exchange Commission and the appropriate Canadian provincial securities commissions will be mailed to Gulf Indonesia shareholders.

The tender offer is subject to customary terms and conditions, including the tender of a majority of the minority of Gulf Indonesia shares.

JPMorgan and Merrill Lynch & Co. acted as financial advisors to Conoco and Conoco Canada in connection with this transaction.

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Gulf Indonesia Resources Limited, headquartered in Jakarta, Indonesia, is an upstream oil and gas company that is traded publicly on the New York Stock Exchange under the ticker symbol GRL.

Conoco Canada Resources Limited is a Canadian based exploration and production company with primary operations in Western Canada, Indonesia, the Netherlands and Ecuador.

Conoco Inc. is a major, integrated energy company active in more than 40 countries.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this press release include statements about the acquisition of Gulf Indonesia common shares. These statements are not guarantees of future performance, involve certain risks, uncertainties, and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein.

CONTACTS FOR CONOCO CANADA                CONTACTS FOR GULF INDONESIA

Investors:                                Glen Valk
Joele Frank / Jeremy Jacobs               Gulf Indonesia
Joele Frank, Wilkinson Brimmer Katcher    +62 21 575-4146
(212) 355-4449
                                          James Brown
Media:                                    Gulf Indonesia
Peter Hunt                                +65 9782-3323
Conoco Canada
(403) 233-3040

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